Filed pursuant to Rule 424(b)(3)

Registration No. 333-185585

Prospectus Supplement dated February 26, 2013

(To Prospectus dated January 7, 2013)

COMBIMATRIX CORPORATION

Warrants to Purchase Common Stock

This prospectus supplement amends the prospectus dated January 7, 2013 in order to reflect an amendment to the initial exercise date of the warrants described therein (the “Warrants”) to purchase shares of our Common Stock, par value $0.001 per share (“Common Stock”). This prospectus supplement should be read in conjunction with the prospectus dated January 7, 2013, which is to be delivered with this prospectus supplement.

The Warrants as described in the prospectus and as originally issued by us were not exercisable for the first six months following the applicable issue date of each Warrant.  On February 22, 2013, our board of directors approved amending each Warrant to make each Warrant exercisable in full as of February 22, 2013.

Our common stock is traded on The Nasdaq Capital Market under the symbol “CBMX.” On February 25, 2013, the closing sale price of our Common Stock on The Nasdaq Capital Market was $5.02 per share.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page 6 of the prospectus dated January 7, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 26, 2013.